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                                                                 Exhibit 10.3


                                 Description of
                            Stock Compensation Plan
                           for Non-Employee Directors
                              of CIGNA Corporation
               (as amended and restated, effective July 1, 1995)


       The Stock Compensation Plan for Non-Employee Directors of CIGNA Corporation, as amended (the "Plan"), provides certain stock compensation arrangements to members of CIGNA Corporation's Board of Directors (the "Board") who are not in the employ of the company.

       The Plan provides that at least $12,000 of the annual retainer paid to Directors for their services as Directors (and as members of committees of the Board) must be taken either in shares of CIGNA Corporation Common Stock or deferred pursuant to the terms of the Deferred Compensation Plan for Directors of CIGNA Corporation. If payment is made in shares of Common Stock, the shares are issued in four equal installments within 30 days of the end of each calendar quarter. The number of shares in each payment is determined by the closing price at which the Common Stock trades on the last trade date for Common Stock in the quarter for which payment is being made. The above provisions relating to amount, price and timing of Common Stock payments may not be amended more than once every six months (except where an amendment is necessary to comply with certain federal laws).

       In addition, the Plan provides that Directors may, with respect to any other fees paid to them for services as Directors, defer receipt of all or any portion thereof or elect to receive all or any portion thereof in either cash or an equivalent amount of Common Stock (provided that no fractional shares may be issued).